Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Full Year 2017 Results

March 15, 2018 6:00 AM PST

WESTLAKE VILLAGE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies,  today announced its financial results for the fourth quarter and full-year 2017.   GAAP net income for the full-year 2017, inclusive of special items, was $1.26 million or $0.17 per share, reflecting a decrease of approximately 56% over the prior year’s results.  GAAP net loss in the fourth quarter of 2017, inclusive of special items, was $5 thousand.  During the fourth quarter of 2017, the Company recorded a non-cash and non-recurring charge of $169 thousand related to a remeasurement of the deferred tax assets and liabilities as a result of the enactment of the 2017 Tax Cut and Jobs Act, which was signed into law on December 22, 2017.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended December 31,				Year ended December 31,
Consolidated Financial Results	2017	2016	$ ∆	% ∆	2017	2016	$ ∆	% ∆

Net revenue	$2,356	$2,781	$(425)	(15.3)%	$11,153	$11,886	$(733)	(6.2)%
Gross profit	$1,402	$1,542	$(140)	(9.1)%	$6,856	$7,006	$(150)	(2.1)%
Gross margin	59.5%	55.4%			61.5%	58.9%

Income from Operations	$237	$378	$(141)	(37.3)%	$2,139	$2,847	$(708)	(24.9)%

Net income (loss)	$(5)	$924	$(929)	(100.5)%	$1,260	$2,893	$(1,633)	(56.4)%
Earnings per share (basic and diluted)	$(0.00)	$0.12	$(0.12)		$0.17	$0.39	$(0.22)

EBITDA¹	$253	$416	$(163)	(39.2)%	$2,275	$3,001	$(726)	(24.2)%
EBITDA margin[2]	10.7%	15.0%			20.4%	25.2%

[1]	See attached schedules for reconciliation to GAAP numbers.
[2]	EBITDA margin is EBITDA divided by net revenue.

•

Revenue in the fourth quarter of 2017 decreased approximately 15% to $2.4 million from $2.8 million in the same year-ago period, primarily due to the loss of a major customer who implemented a design change to their automotive product.  However, revenue increased in all other markets.  For the full-year 2017, revenue decreased approximately 6% to $11.2 million from $11.9 million in the comparable period of 2016.

•

In spite of decreased revenues, gross margin remained strong and increased to 59.5% in the fourth quarter of 2017 from 55.4% in the same year-ago period.  For the full-year 2017, gross margin improved to 61.5% from 58.9% in the comparable period of 2016.

•

In the fourth quarter of 2017, net income was close to break-even, compared to net income of $924 thousand or $0.12 per basic and diluted share in the same year-ago period.  During the fourth quarter of 2017, the Company recorded a non-cash and non-recurring charge of $169 thousand related to a remeasurement of the deferred tax assets and liabilities as a result of the enactment of the 2017 Tax Cut and Jobs Act, which was signed into law on December 22, 2017.    For the full year, net income was $1.3 million or $0.17 per basic and diluted share compared to net income of $2.9 million or $0.39 per basic and diluted share in the comparable period of 2016.

•

The Company generated $253 thousand of EBITDA for the fourth quarter of 2017, compared with $416 thousand in the same period in 2016.  For the full year, EBITDA was $2.3 million, down from $3.0 million in the comparable period ending December 31, 2016.

•	At December 31, 2017, the company had $7.8 million in cash and cash equivalents, and no debt.

“We continue to deliver healthy margins in the face of continued, but abating headwinds,” stated Steven N. Bronson, CEO of Interlink Electronics, Inc.  “We knew certain programs were nearing the end of their product cycle and have aggressively pursued replacement programs.  Unfortunately, the timing of one of these was accelerated due to a major automotive customer making a design change.  This has created a lull in our revenue cycle, and our financial performance in 2017 reflects lower revenue, gross profit, net income and EBITDA.  Demand in the medical, consumer and general industrial markets continued to be strong during 2017,  and we are unwavering in our commitment to invest in client partnership opportunities and the further build out of our capabilities in the automotive sector.”

In December, Interlink’s Board of Directors authorized a new program for the repurchase of up to $1 million of our outstanding common shares. This program authorization will expire in December 2018.    No repurchases were made in 2017, however in January 2018,  subsequent to year-end, the Company repurchased 34,010 common shares under this program, at a price of $4.75 per share.

Mr. Bronson continued, “While organic revenues in 2018 are expected to be similar to 2017, we remain committed to making meaningful R&D investments in our next generation technology platforms.  We are also actively pursuing acquisitions that broaden our technology offerings and increase our revenues.  In addition, strategic, disciplined share repurchases allow us to use multiple approaches in delivering value to our stockholders.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies. Interlink Electronics has led the printed electronics industry in its commercialization of its patented Force-Sensing Resistor (FSR®) technology, which has enabled rugged and reliable HMI solutions. For over 30 years, Interlink Electronics' solutions have focused on handheld user input, menu navigation, cursor control, and other intuitive interface technologies for the world's top electronics manufacturers. Interlink Electronics has a proven track record of supplying HMI solutions for mission-critical applications in a wide range of markets, including, but not limited to, consumer electronics, automotive, industrial, and medical devices. Interlink Electronics serves a world-class customer-base from its our corporate headquarters in Westlake Village, California (greater Los Angeles area), our global research and development center in Singapore, our printed-electronics manufacturing facility in Shenzhen, China and our global distribution and logistics center in Hong Kong. We also maintain technical and sales offices in Japan and at various locations in the United States. For more information, please see our website at www.interlinkelectronics.com.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents EBITDA and EBITDA margin, each of which is a non-GAAP measure. EBITDA is determined by taking net income and adding interest, income taxes, depreciation and amortization, and EBITDA margin is determined by dividing EBITDA by net revenue.  Interlink believes that these non-GAAP measure, viewed in addition to and not in lieu of net income and gross margin, provide useful information to investors by providing more focused measures of operating results. These metrics are an integral part of Interlink’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of EBITDA to net income, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

APPENDIX

Consolidated Financial Information and Reconciliations:  Fourth Quarter and Full-Year ended December 31, 2017

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
	2017	2016
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$7,772	$6,009
Restricted Cash	5	5
Accounts receivable, net	1,374	1,726
Inventories	1,195	1,268
Prepaid expenses and other current assets	338	377
Total current assets	10,684	9,385
Property, plant and equipment, net	525	310
Intangibles, net	69	44
Deferred income taxes	493	675
Other assets	59	57
Total assets	$11,830	$10,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$255	$324
Accrued liabilities	345	334
Accrued income taxes	103	104
Deferred revenue, current	—	111
Total current liabilities	703	873

Total liabilities	703	873

Commitments and contingencies	—	—

Stockholders' equity
Preferred stock, $0.01 par value: 1,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value: 30,000 shares authorized, 7,336 and 7,328 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	7	7
Additional paid-in-capital	60,527	60,370
Accumulated other comprehensive (loss) income	41	(71)
Accumulated deficit	(49,448)	(50,708)
Total stockholders' equity	11,127	9,598
Total liabilities and stockholders' equity	$11,830	$10,471

INTERLINK ELECTRONICS, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in thousands, except per share data)		(in thousands, except per share data)

Revenue, net	$2,356	$2,781	$11,153	$11,886
Cost of revenue	954	1,239	4,297	4,880
Gross profit	1,402	1,542	6,856	7,006
Operating expenses:
Engineering, research and development	264	125	829	623
Selling, general and administrative	901	1,039	3,888	3,536
Total operating expenses	1,165	1,164	4,717	4,159
Income from operations	237	378	2,139	2,847
Other income (expense):
Other income (expense), net	(18)	5	(5)	40
Income from continuing operations before income tax expense	219	383	2,134	2,887
Income tax expense	224	(541)	874	(6)
Net income (loss)	$(5)	$924	$1,260	$2,893

Earnings per share: basic and diluted	$(0.00)	$0.12	$0.17	$0.39

Weighted average common shares outstanding - basic	7,336	7,328	7,333	7,327
Weighted average common shares outstanding - diluted	7,423	7,411	7,421	7,407

INTERLINK ELECTRONICS, INC.

Reconciliation of Consolidated Net Income to Consolidated EBITDA

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)

Net income	$(5)	$924	$1,260	$2,893
Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Interest expense (income), net	(1)	—	(3)	(1)
Income tax expense (benefit)	224	(541)	874	(6)
Depreciation and amortization expense	35	33	144	115
EBITDA	$253	$416	$2,275	$3,001